Exhibit 99.1

13962 Park Center Road, Herndon, VA 20171;
703-674-5500; Fax 703-674-5506
E-mail: info@steelcloud.com

For Investor Relations contact: Tim Clemensen at 212-843-9337 or tclemensen@rubensteinir.com

PRESS RELEASE
For Immediate Distribution

SteelCloud Announces Fiscal 2009 Results

Herndon, VA, January 28, 2010 — SteelCloud, Inc. (OTCBB: SCLD), a leading developer of mobility computing appliance solutions, today announced financial results for its 2009 fiscal year which ended October 31, 2009.

Annual revenues from continuing operations decreased 67% to approximately $1.5 million during fiscal 2009 as compared with approximately $4.6 million during fiscal 2008.  The net loss from continuing operations was approximately ($3,217,000) for fiscal 2009 compared to a net loss from continuing operations of approximately ($3,442,000) for fiscal 2008.  Net loss from discontinued operations was approximately ($520,000) in fiscal 2009 compared to income from discontinued operations of approximately $682,000 in fiscal 2008.

“Significant effort was spent in 2009 refocusing the Company in order to achieve the full potential of our BlackBerry offerings,” said Brian Hajost, SteelCloud’s President and CEO.  “SteelCloud faced significant economic and financial challenges in 2009, many of which SteelCloud still faces today, including the need to raise additional capital.  That given, we made remarkable progress in reducing overhead and laying a foundation for future growth and profitability.  We released a significantly upgraded SteelWorks product, established new partnerships and channels, and entered the international arena – an area which we believe is ripe for growth for mobility technology.  We believe that we are  beginning to establish a reliable recurring revenue stream that will stabilize the Company’s future results.”

Conference Call

The Company will hold a conference call at 5:00 PM ET on Thursday, January 28, 2010 to discuss the release.  Brian Hajost, SteelCloud President and Chief Executive Officer, will host the call.  For investors interested in listening to the earnings call, please dial 866-939-3921, for international calls dial 678-302-3550 and reference SteelCloud.  A recording of the earnings call will be available until 11:59 PM ET, February 28, 2010 and will be accessible by dialing 866-939-0581 (USA) or 678-302-3540 (International) and keying in 4804300#.  Press 4 to listen, enter confirmation: 20100126425132#.

About SteelCloud

SteelCloud is a developer of mobility computing appliance solutions.  SteelCloud designs and architects specialized appliance solutions for mobile computing technologies including BlackBerry® Enterprise Server.  SteelCloud delivers integrated hardware/software appliance solutions, to commercial and government enterprises, that focus on ease of deployment, policy compliance, and high availability.  Additionally, SteelCloud distributes BlackBerry software licensing to companies worldwide that provided BlackBerry hosting services.  Over its 20-year history, SteelCloud has won numerous awards for technical excellence and customer satisfaction.  SteelCloud can be reached at (703) 674-5500.  Additional information is available at www.steelcloud.com or by email at info@steelcloud.com.

The BlackBerry and RIM families of related marks, images and symbols are the exclusive properties and trademarks of Research In Motion Limited.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, all of the statements, expectations and assumptions contained in the foregoing press release are forward looking statements that involve a number of risks and uncertainties.  It is possible that the assumptions made by management are not necessarily the most likely and may not materialize.  In addition, other important factors that could cause actual results to differ materially include the following: SteelCloud’s ability to obtain financing in the short term, general business conditions and the amount of growth in Blackberry market and general economy; competitive factors; ability to attract and retain personnel, including key sales and management personnel; the price of SteelCloud’s stock; and the risk factors set forth from time to time in SteelCloud’s SEC reports, including but not limited to its Annual Report on Form 10-K and its Quarterly Reports on Forms 10-Q; and Current Reports on Form 8K.  SteelCloud takes no obligation to update or correct forward-looking statements.

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STEELCLOUD, INC.
CONSOLIDATED BALANCE SHEETS

	OCTOBER 31,
	2008	2009
ASSETS
Current assets:
Cash and cash equivalents	$752,351	$60,650
Accounts receivable, net of allowance for doubtful accounts of $36,000 and $0 as of October 31, 2008 and 2009, respectively	1,571,673	147,203
Inventory, net	521,920	10,587
Prepaid expenses and other current assets	130,446	141,259
Deferred contract costs	-	33,830
Total current assets	2,976,390	393,529

Property and equipment, net	626,440	166,754
Equipment on lease, net	442,099	1,456
Other assets	7,020	5,374
Total assets	$4,051,949	$567,113

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$718,316	$577,197
Accrued expenses	561,009	174,493
Notes payable, current portion	7,538	217,919
Unearned revenue	8,882	270
Total current liabilities	1,295,745	969,879
Notes payable, long-term portion	7,903	-
Other	132,055	270,461
Total long-term liabilities	139,958	270,461
Stockholders’ equity:
Preferred stock, $.001 par value; 2,000,000 shares authorized, 0 and 0 shares issued and outstanding at October 31, 2008 and 2009, respectively	-	-
Common stock, $.001 par value; 80,000,000 shares authorized 15,138,376 and 15,993,501 shares issued at October 31, 2008 and 2009, respectively	15,138	15,994
Additional paid-in capital	50,902,172	51,348,405
Treasury stock, 400,000 shares at October 31, 2008 and 2009, respectively	(3,432,500)	(3,432,500)
Accumulated deficit	(44,868,564)	(48,605,126)
Total stockholders’ equity	2,616,246	(673,227)
Total liabilities and stockholders’ equity	$4,051,949	$567,113

 STEELCLOUD, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Twelve Months Ended October 31,
	2008	2009
Revenues
Products	$1,905,228	$319,970
Services	2,680,526	1,199,929
Total revenues	4,585,754	1,519,899

Cost of revenues
Products	1,583,484	176,758
Services	2,159,753	892,053
Total cost of revenues	3,743,237	1,068,811

Gross profit	842,517	451,088

Selling and marketing	928,156	486,942
Research and product development	234,371	233,312
General and administrative	3,528,248	2,809,730
Severance and restructuring	-	73,205

Operating loss from continuing operations	(3,848,258)	(3,152,101)

Other income (expense), net	8,542	(64,657)

Loss from continuing operations before income taxes	(3,839,716)	(3,216,758)

Income tax benefit	397,868	-

Loss from continuing operations	(3,441,848)	(3,216,758)

Discontinued Operations:
Income from discontinued operations, net of tax	-	69,945
Income (loss) from discontinued operations, net of tax	682,286	(589,749)

Income (loss) from discontinued operations	682,286	(519,804)

Net loss	$(2,759,562)	$(3,736,562)